Ex 10.8
                              PURCHASE AGREEMENT

This purchase agreement ("Agreement") is made and entered into as of this 15th day of May 2004, by and between Innovative Energy Solutions, Inc., a Alberta, Canada Corporation, (hereinafter "IESIAC") whose address is Innovative Energy Solutions, Inc.

1903-121 Avenue North East, Edmonton Alberta, Canada T6S 1B2, Telephone: (780) 475-0023 Fax: (780) 475-9921, E-mail: iESi@telus.net ("Company") and Innovative Energy Solutions, Inc., (hereinafter "iESi") whose address is 41 North Mojave Road, Las Vegas, Nevada 89101, with reference to the following facts:

                                   RECITALS
WHEREAS, iESi desires to purchase 100% of the Patents, Licenses, Trademarks, Assignments and all other intellectual properties, including the equipment and goodwill ("Operations") of IESIAC of Alberta, Canada Corporation, 1903-121 Avenue North East, Edmonton Alberta, Canada T6S 1B2 ("Property").

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively "parties" and individually a "party") agree as follows:

                                  AGREEMENT
1. iESi agrees to purchase all the assets and intellectual properties as listed in Exhibit "A" of IESIAC for a total purchase price of
      $15,800,000. This acquisition shall include all of the equipment of IESIAC and iESi shall assume the liabilities of IESIAC as outlined on Exhibit A. The following liabilities are specifically not assumed by iESi:

      a. All other liabilities owed by IESIAC, offices, operating expenses, leases and other items pertaining to the operation of IESIAC.

2.  Payment of the purchase price shall be as follows:

      (a)  Cash of $800,000. to assume License and/or Patents Liabilities.
      (b) Common Stock $ 15,000,000. or 6,000,000 common shares at $2.50 per share.
      (c). To determine fair market value of the assets of IESIAC, an Determination of Estimated Enterprise Value appraisal will be provided by an independent professional appraisal company, the cost of which is to be borne by iESi.
      (d)  Employment agreement to be issued to the following;
           Patrick Cochrane           Terry Dingwall
           Alain Liberty              Trevor Park

3. iESi agrees to issue 6,000,000 shares of common stock to IESIAC or its shareholders upon iESi execution of the Agreement. IESIAC shall provide all documents, patents, license agreements, licenses, plans, proposal and all other items pertaining to the purchased properties.


4.  Company represents and warrants that:

IESIAC is a corporation duly formed and validly existing in good standing under the laws of the Alberta, Canada and has the full right, power, legal capacity and authority to enter into and carry out the terms of this Agreement.
  (i) Company has good and marketable title to all of the assets and properties now carried on its books, including those reflected in the most recent balance sheet contained in the Company Financial Statements, free and clear of all liens, claims, security interests or other encumbrances except as those described in the Company Financial; Statements or arising thereafter in the ordinary course of business (none of which will be material).
  (ii) To the best of Company's knowledge there is no claim, proceeding, litigation or investigation, whether civil or criminal in nature, pending or threatened against IESIAC or its principals, in any court or by or before any governmental body or agency, including without limitation any claim, proceeding or litigation for the purpose of challenging, enjoining or prevention the execution, delivery or consummation of this Agreement other than disclosed in Exhibit A.

5. Company represents and warrants that:
  (i) Company is a corporation duly formed and validly existing in good standing under the laws of Alberta Canada and has the full right, power, legal capacity and authority to enter into and carry out the terms of this Agreement.

6. Each party ("Indemnifying Party") hereby indemnifies, defends and holds harmless the other party and its successors, licensees, assigns, and employees, officers, directors (collectively for the purposes of this Paragraph "Indemnified Party") from and against any and all liability, loss, damage, cost and expense, including, without limitation, reasonable attorney's fees, arising out of any breach, or claim by a third party with respect to any warranty, representation or agreement made by the Indemnifying Party herein. The Indemnified Party shall promptly notify the Indemnifying Party of any claim to which the foregoing indemnification applies and the Indemnifying Party shall undertake, at its own cost and expense, engage its own counsel. If the Indemnifying Party fails to promptly appoint competent and experienced counsel, the Indemnified Party may engage its own counsel and the reasonable charges in connection therewith shall promptly be paid by the Indemnifying Party. If the Indemnified Party settles or compromises any such suit, claim or proceeding, the amount thereof shall be charged to the Indemnifying Party, provided that the Indemnifying Party's reasonable prior approval has been secured.

7. The parties hereto agree to execute such further and other documents and to enter into such further undertakings as may be reasonably necessary to carry out the full force and intent of this Agreement.

8. The provisions of this Agreement shall enure to the benefit of and be binding upon the legal representatives of the Company, Foster, Cochrane, Dingwall and upon their respective heirs executors, administrators, successors and permitted assigns.

9. Any notice required or permitted to be given hereunder may be delivered, sent by registered mail, postage prepaid, or sent by facsimile, addressed to the proposed recipient of the notice at the address set out on the first page hereof or to such other address or addresses as the parties may indicate from time to time by notice in writing to the others.

10. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the state of Nevada. The language and all parts of this Agreement shall be in all cases construed as a whole according to its very meaning and not strictly for or against any individual party.

11. This Agreement memorializes and constitutes the entire agreement and understanding between the parties regarding the subject matter hereof, and supersedes all prior negotiations, proposed agreements and agreements, whether written or unwritten. The parties acknowledge that no other party, nor any agent or attorney of any other party, has made any promises, representations, or warranties whatsoever, expressly or impliedly, which are not expressly contained in this Agreement, and the parties further acknowledge that they have not executed this Agreement in reliance upon any collateral promise, representation, warranty, or in reliance upon any belief as to any fact or matter not expressly recited in this Agreement. Any modification to this Agreement shall be made in writing.

12. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and, in lieu of such illegal or invalid provision, there shall be added a provision as similar in terms and amount to such illegal or invalid provision as may be possible and, if such illegal or invalid provision cannot be so modified, then it shall be deemed not to be a part of this Agreement.

13. For the convenience of the parties, this Agreement may be executed by facsimile signatures and in counterparts that shall together constitute the agreement of the parties as one and the same instrument. It is the intent of the parties that a copy of this Agreement signed by any party shall be fully enforceable against that party.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.


Innovative Energy Solutions, Inc.      Innovative Energy Solutions, Inc.
A Canadian Corporation                 A Nevada Corporation

/s/ Fred Dornan                        /s/ Patrick Cochrane

                                           Patrick Cochrane
President                                  President & CEO
Date: May 15th, 2004__                     Date: May 15th, 2004_













                                  EXHIBIT "A"
Patents

All the listed patents have only been filed in Romania and have been assigned to IESIAC in a Licensing Agreement from Transterm and Dimitru Fectu:

1.  Patent No. 110986 "Process and Installation for Ammonia Heat Pipe
    Manufacture"
2.  Patent No. 112312 "Heat Pipe Heat Exchanger"
3.  Patent No. 114040 "Heat Pipe Heat Exchange"
4. Patent No. 114038 "Heat Pipe, Manufacture Process and Installation for Manufacture"
5.  Patent No. 112313 "Heat Pipe Heat Exchanger"
6.  Patent No. 114041 "Centrifugal Heat Pipe Heat Exchanger"
7.  Patent No. 114039 "Multi-tublar Heat Pipe"
8.  Patent No. 102341 "Process and Installation for Heat Manufacture"
9.  Patent No. 114510 "Multi-tublar Heat Pipe Heat Exchanger"
10. Patent No. 114810 "Process and Installation for Pipes Cleaning"
11. Patent No. 17284 "Heat Pipes Steam Generator"

Patents Under Licensing Agreements to IESIAC from Hyunik Yang & HY-EN Research

1. Korean No. 10-2002-0026277 "Energy Generating Device"

2. Korean Patent No. 10-2002-006931 "Apparatus for Generating Hydrogen Gas" PCT Patent No. KR2003/002395

Oil Remediation, Centrifuge and Boiler Equipment

See attached Equipment List Schedule "B"

Agreements

(a) A Licensing Agreement dated October 24, 2003 from Hyunik Yang and HY-EN Research Ltd to IESI Canada. These Agreements conveyed the marketing rights to the Hydrogen Technology.
(b) Memorandum of Understanding & Temporary Licensing Agreement dated May 13, 2004 from Delta-Enviro Tech, Inc. to IESI Canada. These Agreements gave an exclusive marketing agreement to Delta-Enviro Tech, Inc. for the Mid-East Arabaic world for both the Heat Pipe and Hydrogen Technology.
(c) Licensing Agreement with Intellectual Property Assignments dated September 8, 2003 from Transterm Corporation and Dumitru Fetcu to IESI Canada. These Agreements conveyed ownership of eleven patents and all marketing rights to the Heat Pipe Technology.
(d) A Memorandum of Understanding and Temporary Licensing Agreement dated May 9, 2004 with Omipex Group to retrofit the Steaua Romana Refinery in Romania with the Heat Pipe Technology.




                                 SCHEDULE "B"

                       Oil Reclamation Equipment List
                              As at May 07, 2004


1.  One Only Super Sharples Centrifuge, Serial #P3400   		$	179,075.00
2.  One Only Centrifuge Stand          	                       		$	  5,557.50
3.  One Only Westfalia OSA 35 Centrifuge Skid, Serial # 1648035		$	203,775.00
4.  Two Only Stainless Steel Heat Exchanges, @ $8,027.50 each		$	 16,055.00
5.  One Only Double Screen Pot 	                           		$	  4,322.50
6.  One Only Trash Pump   	                               		$ 	  3,705.00
7.  One Only Viking Feed Pump  	                               		$ 	  4,569.50
8.  One Only Viking Centrifugal Pump 	                          	$	  2,470.00
9.  One Only Wilden Diaphragm Pump	                             	$	  2,311.40
10. One Only Viking L120 Pump          	 	                        $	  2,311.92
11. One Only Stand Alone 200 Amp Main Control Centre 		        $	  8,645.00
12. One Only Portable Lincoln Ranger Welder		                $	  4,875.00
13. One Only High Pressure Steam Plant, Serial # S-33384 	        $	132,600.00
14. One Only Flat Deck Tamdem Trailer, Serial # 2AS9PF4828FB015323	$	  5,590.00
15. One Only Swaco High Speed ALS II Shale Shaker, Serial # 72376	$	 20,895.00
16. One Only Site Office & Parts Skid Trailer		                $	 22,750.00
17. Miscellaneous Parts and Spares   		                        $	 13,000.00

Total 		                                                        $	632,477.82




















                              PURCHASE AGREEMENT
                           AMENDMENT NUMBER ONE (1)
                              September 22, 2004



This purchase agreement ("Agreement") is made and entered into as of this 15th day of May 2004, by and between Innovative Energy Solutions, Inc., a Alberta, Canada Corporation, (hereinafter "IESIAC") whose address is Innovative Energy Solutions, Inc.

1903-121 Avenue North East, Edmonton Alberta, Canada T6S 1B2 , Telephone: (780) 475-0023 Fax: (780) 475-9921, E-mail: iESi@telus.net ("Company") and Innovative Energy Solutions, Inc., (hereinafter "iESi") whose address is 41 North Mojave Road, Las Vegas, Nevada 89101, with reference to the following facts:

                               Agreement Section
Item #2 (a)

Is hereby amended as follows;

(a) Cash of $629,088.74 to assume License and/or Patents Liabilities


IN WITNES S WHEREOF the parties have executed this Agreement as of the date first above written.


Innovative Energy Solutions, Inc.      Innovative Energy Solutions, Inc.
A Canadian Corporation                 A Nevada Corporation

/s/ Fred Dornan                        /s/ Patrick Cochrane

                                       Patrick Cochrane
President                              President & CEO
Date:__________                        Date:____________





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